Exhibit 23.01

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-166265, 333-156000, 333-148202, 333-136941, 333-88670 and 333-33667 on Form S-8 of Biglari Holdings Inc. of our report dated March 30, 2016, relating to the financial statements of The Lion Fund II, L.P. appearing in this Annual Report on Form 10-K/A of Biglari Holdings Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 30, 2016